Exhibit 99.1

CTG Reports First Quarter 2021 Results

Revenue Increased 12% Year-over-Year

Solutions Revenue Increased 25% Year-over-Year, Representing 44% of Total Revenue

GAAP EPS Increased 25% Year-over-Year to $0.10

Achieved non-GAAP EPS of $0.13, up 30% Year-over-Year

BUFFALO, N.Y., April 29, 2021 – CTG (NASDAQ: CTG), a leading provider of digital IT services and solutions in North America and Western Europe, today announced its financial results for the first quarter ended April 2, 2021.

First Quarter Financial Summary

•	Total revenue increased 11.7% year-over-year to $97.1 million, compared with $86.9 million in the first quarter of 2020

•	Solutions revenue increased 25.3% year-over-year to $43.1 million, or 44.3% of total revenue, compared with $34.4 million, or 39.5% of revenue, in the year-ago quarter

•	Gross profit increased 21.8% year-over-year to $20.8 million, or 21.4% of revenue, compared with $17.0 million, or 19.6% of revenue, in the year-ago quarter

•	GAAP operating income and margin were $2.1 million and 2.2%, respectively, compared with $2.1 million and 2.4% in the first quarter of 2020

•	Non-GAAP operating income and margin, excluding $0.6 million in acquisition-related and rebranding expenses, were $2.7 million and 2.8%, respectively

•	GAAP net income increased to $1.5 million, or $0.10 per diluted share, compared with GAAP net income of $1.1 million, or $0.08 per diluted share, in the year-ago quarter

•	Non-GAAP net income increased to $2.0 million, or $0.13 per diluted share, compared with non-GAAP net income of $1.4 million, or $0.10 per diluted share, in the year-ago quarter

•	Adjusted EBITDA increased 9.9% year-over-year to $3.7 million, compared with $3.4 million in the year-ago quarter. Approximately 60% of adjusted EBITDA was generated from Solutions

•	Cash balances totaled $33.5 million, with no debt at the end of the first quarter of 2021

First Quarter and Recent Business Highlights

•	Increased investment in digital transformation solutions, services and business development including implementation of a corporate rebranding and new tagline – Transformation Accelerated

•	Secured multi-million dollar contracts with two new Healthcare clients in the U.S. for legacy application support and patient portal solutions over multiple years

•	Generated continued business momentum and growth in Europe, with a double-digit number of new client wins and sustained strong utilization of resources across European operations

CEO Comments on Results

“Our first quarter results demonstrate another period of significant year-over-year revenue growth and earnings per share improvement, as we continued our strong financial performance from last year,” said Filip Gydé, CTG President and CEO. “Revenue increased 12% year-over-year led by the exceptional growth of our Solutions business, which grew over 25% to represent 44% of total revenue, as well as continued new business momentum in Europe. Combined with expanded gross profit from our higher-margin Solutions business, non-GAAP earnings for the first quarter increased 30% year-over-year.”

“During the quarter, we continued to reinforce our strategic focus and ongoing investments in advanced digital solutions and service offerings, unveiling and successfully implementing a comprehensive rebranding and new tagline – “Transformation Accelerated.” This company-wide effort has been extremely well received and clearly communicates CTG’s strategy and mission of enabling clients to accelerate project momentum and achieve the desired outcomes and performance improvements from their digital transformation initiatives.”

Gydé concluded, “Our financial results and continued commercial progress in the first quarter reflect the team’s ongoing disciplined execution of our strategic plan to drive the growth of CTG’s Solutions business. Looking forward, we will continue to expand our portfolio of digital solutions and enhance our global delivery capabilities, while underpinning these offerings with industry-leading talent. Together with our recently launched rebranding, I believe we are poised to gain further momentum on our initiatives in support of continued growth, improving profitability and increased value for CTG shareholders.”

Consolidated First Quarter Results

Revenue in the first quarter of 2021 was $97.1 million, representing a 4.2% decrease from $101.3 million in the fourth quarter of 2020, and a 11.7% increase from the $86.9 million in the first quarter of 2020. The sequential decrease in first quarter revenue primarily reflects two fewer billable days in the first quarter as well as the expected completion of a large multi-quarter contract with a health solutions client in the fourth quarter of 2020. The increase in revenue compared with the first quarter of 2020 was driven by a combination of an expanded contribution from Solutions business and continued new business momentum in Europe.

In the 2021 first quarter, and in conjunction with its focus on delivering digital IT solutions, the Company made minor modifications to its definition of Solutions business. In order to provide consistent comparisons, Solutions revenue and Solutions gross profit margins presented in this release have been recast using the new definition for all periods presented.

Gross profit in the first quarter of 2021 was $20.8 million, or 21.4% of revenue, compared with $21.6 million, or 21.3% of revenue, in the fourth quarter of 2020, and $17.0 million, or 19.6% of revenue, in the first quarter of 2020. SG&A expense in the first quarter of 2021 reflected our continued investment in solutions and business development resources consistent with our IT digital solutions strategy. These expenses totaled $18.7 million, and included $0.4 million in acquisition-related expenses associated with previously acquired businesses and $0.2 million in rebranding expenses. This compared with SG&A expense in the fourth quarter of 2020 of $18.3 million, which included $0.3 million in acquisition-related expenses associated with previously acquired businesses. SG&A expense in the first quarter of 2020 was $15.0 million, which included $0.5 million in acquisition-related expenses.

GAAP operating income in the first quarter of 2021 was $2.1 million, or 2.2% of revenue, and included the previously referenced acquisition-related and rebranding expenses. Non-GAAP operating income in the first quarter of 2021 was $2.7 million or 2.8% of revenue. GAAP operating income in the fourth quarter of 2020 was $3.3 million, or 3.3% of revenue, and included $0.3 million in acquisition-related expenses.

Non-GAAP operating income in the fourth quarter of 2020 was $3.6 million or 3.5% of revenue. GAAP operating income in the first quarter of 2020 was $2.1 million, or 2.4% of revenue, and included $0.5 million in acquisition-related expenses. Non-GAAP operating income in the first quarter of 2020 was $2.5 million or 2.9% of revenue. CTG’s operations outside of the U.S. are conducted in local currencies. These fluctuations increased operating income by less than $0.3 million in the first quarter of 2021.

GAAP net income in the first quarter of 2021 was $1.5 million, or $0.10 per diluted share, which included a combined $0.5 million, or $0.03 per diluted share, of acquisition-related and rebranding expenses. Non-GAAP net income was $2.0 million or $0.13 per diluted share. GAAP net income in the fourth quarter of 2020 was $1.9 million, or $0.13 per diluted share, which included $0.1 million, or $0.01 per diluted share, of acquisition-related expenses. Non-GAAP net income in the fourth quarter of 2020 was $2.0 million or $0.14 per diluted share. GAAP net income in the first quarter of 2020 was $1.1 million, or $0.08 per diluted share, which included $0.3 million, or $0.02 per diluted share, in acquisition-related expenses. Non-GAAP net income was $1.4 million, or $0.10 per diluted share, in the first quarter of 2020.

CTG’s effective income tax rate in the first quarter of 2021 was 22.6% compared with 45.6% in the fourth quarter of 2020, and 39.0% in the first quarter of 2020. The lower than historical effective tax rate in the first quarter of 2021 reflects the deduction of expenses that were previously non-deductible for tax, while the higher tax rate in the fourth quarter of 2020 was a result of certain expenses incurred during the period that were non-deductible for tax purposes.

Balance Sheet

Cash and short-term investments at April 2, 2021 were $33.5 million. At the end of the first quarter, the Company had no outstanding balance on its revolving line of credit facility and no other long-term debt. Days sales outstanding were 71 in both the first quarters of 2021 and 2020.

Guidance and Outlook

Given the continued global impact of the COVID-19 pandemic and reduced visibility on CTG’s end markets and clients, the Company is not providing guidance for 2021 at this time. However, the Company continues to expect solid revenue growth and an increasing mix of Solutions revenue, partially offset by ongoing selective disengagement from lower margin Staffing business.

John M. Laubacker, CTG Executive Vice President and Chief Financial Officer commented, “Our continued strong performance in the first quarter is a testament to the team’s focus and execution on our strategy. Although the general business environment has remained difficult to predict, we continue to benefit from the increased contribution from higher margin Solutions revenue, and in turn deliver significant improvement in the Company’s operating performance. Through our ongoing investments in enhanced capabilities and new solutions offerings, we will drive our digital transformation strategy during the course of 2021 in support of our commitment to increasing long-term value to all CTG stakeholders.”

Conference Call and Webcast

CTG will hold a conference call today at 11:00 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, participants should dial +1 877 226 8189 and enter the access code 6073339. The conference call will also be available via webcast in the Investors section of CTG’s website at www.ctg.com.

A replay of the call will be available between 3:00 p.m. Eastern Time on April 29, 2021 and 12:00 a.m. Eastern Time on May 3, 2021 by dialing +1 866 207 1041 and entering the access code 1095567. The webcast will also be archived on CTG’s website in the Events & Presentations section for at least 90 days following completion of the conference call.

About CTG

CTG (NASDAQ: CTG) is a leading provider of digital transformation solutions and services that accelerate clients’ project momentum and achievement of their desired IT and business outcomes. We have earned a reputation as a reliable, results-driven partner focused on improved data-driven decision making, meaningful business performance improvements, new and enhanced customer experiences, and continuous innovation. CTG has operations in North America, South America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting, facilitating ongoing operating decisions, and measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely with its internal measurement processes and are reflective of the Company’s core operating results.

A reconciliation of GAAP to non-GAAP information is included in the financial tables below. The non-GAAP financial information is presented using a consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP financial measures have limitations in that they do not reflect all amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP financial measures. As such, the non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and reconciliations between GAAP and non-GAAP financial measures included in this earnings release should be carefully evaluated.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2021 and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the effects of the COVID-19 pandemic and the regulatory, social and business responses thereto on the Company’s business, operations, employees, contractors and clients, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM), the ability to integrate businesses when acquired and retain their clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between solutions and staffing, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, actions of activist shareholders, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s Form 10-K for the year ended December 31, 2020, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

+1 716 887 7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	Apr. 2,	Mar. 27,
	2021	2020
Revenue	$97,129	$86,949
Cost of services	76,362	69,903

Gross profit	20,767	17,046
Selling, general and administrative expenses	18,669	14,979

Operating income	2,098	2,067
Other expense, net	(150)	(191)

Income before income taxes	1,948	1,876
Provision for income taxes	440	732

Net income	$1,508	$1,144

Net income per share:
Basic	$0.11	$0.08

Diluted	$0.10	$0.08

Weighted average shares outstanding:
Basic	13,696	13,547
Diluted	14,944	14,316

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Apr. 2,	Dec. 31,	Mar. 27,
	2021	2020	2020
Current Assets:
Cash and cash equivalents	$33,524	$32,865	$31,481
Accounts receivable, net	74,468	76,892	71,162
Other current assets	3,914	3,381	4,770

Total current assets	111,906	113,138	107,413
Property and equipment, net	5,799	5,515	5,040
Operating lease right-of-use assets	23,884	22,116	20,372
Cash Surrender Value	3,415	3,587	2,931
Acquired intangibles, net	8,391	9,097	7,982
Goodwill	20,415	21,275	19,705
Other assets	1,693	1,525	1,161

Total Assets	$175,503	$176,253	$164,604

Current Liabilities:
Accounts payable	$14,307	$18,784	$15,757
Accrued compensation	23,488	21,968	24,681
Operating lease liabilities	6,433	6,427	5,773
Other current liabilities	14,401	13,966	9,847

Total current liabilities	58,629	61,145	56,058
Long-term debt	—	—	12,000
Operating lease liabilities	17,328	15,564	14,540
Other liabilities	19,472	20,036	14,806
Shareholders’ equity	80,074	79,508	67,200

Total Liabilities and Shareholders’ Equity	$175,503	$176,253	$164,604

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Quarter Ended
	Apr. 2,	Mar. 27,
	2021	2020
Net income	$1,508	$1,144
Depreciation and amortization expense	854	816
Equity-based compensation expense	590	512
Other operating items	(697)	16,707

Net cash provided by operating activities	2,255	19,179
Net cash used in investing activities	(891)	(4,653)
Net cash provided by financing activities	163	6,287
Effect of exchange rates on cash and cash equivalents	(868)	(113)

Net increase in cash and cash equivalents	659	20,700
Cash and cash equivalents at beginning of period	32,865	10,781

Cash and cash equivalents at end of period	$33,524	$31,481

COMPUTER TASK GROUP, INCORPORATED (CTG)

Supplemental Financial Information

(Unaudited)

						Twelve
						Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
	2020	2020	2020	2020	2021	2021
Revenue (in millions)
Revenue	$86.949	$89.146	$88.648	$101.348	$97.129	$376.271
Foreign Currency Impact	$(1.076)	$(0.834)	$1.849	$3.088	$3.981	$8.084
Billable Days	62	64	63	67	65	259
Revenue by Geography
North America	57.9%	55.4%	54.9%	55.2%	51.0%	54.1%
Europe	42.1%	44.6%	45.1%	44.8%	49.0%	45.9%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue by Service
Solutions	39.5%	41.7%	41.7%	48.4%	44.3%	44.2%
Staffing	60.5%	58.3%	58.3%	51.6%	55.7%	55.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue by Vertical Market
Technology Service Providers	35%	31%	33%	31%	31%	32%
Financial Services	15%	16%	16%	17%	17%	16%
Healthcare	14%	14%	14%	17%	15%	15%
Manufacturing	15%	14%	14%	12%	12%	13%
Energy	6%	7%	6%	5%	6%	6%
General Markets	15%	18%	17%	18%	19%	18%

Total	100%	100%	100%	100%	100%	100%

Gross Profit Margins
Gross Profit	19.6%	21.0%	22.1%	21.3%	21.4%	21.4%
Gross Profit - Solutions	31.3%	31.4%	33.2%	31.5%	30.1%	31.5%
Operating Margins
Operating Margin	2.4%	2.1%	2.1%	3.3%	2.2%	2.4%
Non-GAAP Operating Margin	2.9%	3.2%	2.7%	3.5%	2.8%	3.1%
Net Income Information (in millions except EPS)
Net Income	$1.144	$1.759	$2.831	$1.905	$1.508	$8.003
GAAP Diluted EPS*	$0.08	$0.12	$0.20	$0.13	$0.10	$0.55
Non-GAAP Diluted EPS*	$0.10	$0.10	$0.18	$0.14	$0.13	$0.55
Adjusted EBITDA	$3.373	$4.034	$3.314	$4.916	$3.707	$15.971
*Third quarter of 2020 GAAP and Non-GAAP Diluted EPS includes $0.08 tax benefit from a change in legislation
Balance Sheet Information (in millions except DSO)
Cash less Debt, Net	$19.5	$22.3	$27.4	$32.9	$33.5
Working Capital	$51.4	$57.0	$55.9	$52.0	$53.3
DSO	71	81	77	73	71

In the 2021 first quarter, the Company made minor modifications to its definition of Solutions business. In order to provide consistent comparisons, Solutions revenue and Solutions gross profit margins presented in this release have been recast using the new definition for all periods presented.

COMPUTER TASK GROUP, INCORPORATED (CTG)

(Unaudited)

The non-GAAP information below excludes gains from non-taxable life insurance and on the sale of a building, costs associated with severance, rebranding costs, and certain acquisition-related expenses. The acquisition-related expenses consist of due diligence costs, amortization of intangible assets, and changes in the value of earn-out payments upon the achievement of certain financial targets from the Company’s recent acquisitions.

Reconciliation of GAAP to non-GAAP Operating Income

						Twelve Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
(in thousands)	2020	2020	2020	2020	2021	2021
GAAP Operating Income	$2.067	$1.914	$1.824	$3.325	$2.098	$9.161
Acquisition-related expenses	0.467	0.372	0.526	0.256	0.395	1.549
Severance	—	0.577	—	—	—	0.577
Rebranding expenses	—	—	—	—	0.249	0.249

Non-GAAP Operating Income	$2.534	$2.863	$2.350	$3.581	$2.742	$11.536

Reconciliation of GAAP to non-GAAP Operating Margin

						Twelve Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
	2020	2020	2020	2020	2021	2021
GAAP Operating Margin	2.4%	2.1%	2.1%	3.3%	2.2%	2.4%
Acquisition-related expenses	0.5%	0.4%	0.6%	0.2%	0.4%	0.4%
Severance	0.0%	0.7%	0.0%	0.0%	0.0%	0.2%
Rebranding expenses	0.0%	0.0%	0.0%	0.0%	0.2%	0.1%

Non-GAAP Operating Margin	2.9%	3.2%	2.7%	3.5%	2.8%	3.1%

Reconciliation of GAAP to non-GAAP Net Income

						Twelve Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
(in thousands)	2020	2020	2020	2020	2021	2021
GAAP Net Income*	$1.144	$1.759	$2.831	$1.905	$1.508	$8.003
Non-taxable life insurance gain	—	(0.389)	(0.574)	—	—	(0.963)
Gain on sale of building	—	(0.464)	—	—	—	(0.464)
Acquisition-related expenses	0.285	0.210	0.311	0.139	0.306	0.966
Severance	—	0.325	—	—	—	0.325
Rebranding expenses	—	—	—	—	0.192	0.192

Non-GAAP Net Income*	$1.429	$1.441	$2.568	$2.044	$2.006	$8.059

*	GAAP and Non-GAAP Net Income in the 2020 third quarter includes a $1.1 million tax benefit from a change in legislation

COMPUTER TASK GROUP, INCORPORATED (CTG)

(Unaudited)

Reconciliation of GAAP to non-GAAP Diluted Earnings per Share (EPS)

						Twelve Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
	2020	2020	2020	2020	2021	2021
GAAP Diluted EPS**	$0.08	$0.12	$0.20	$0.13	$0.10	$0.55
Non-taxable life insurance gain	—	(0.03)	(0.04)	—	—	(0.07)
Gain on sale of building	—	(0.03)	—	—	—	(0.03)
Acquisition-related expenses	0.02	0.02	0.02	0.01	0.02	0.07
Severance	—	0.02	—	—	—	0.02
Rebranding expenses	—	—	—	—	0.01	0.01

Non-GAAP Diluted EPS**	$0.10	$0.10	$0.18	$0.14	$0.13	$0.55

**	GAAP and Non-GAAP Diluted EPS in the 2020 third quarter includes a $0.08 tax benefit from a change in legislation

Reconciliation of Net income to Adjusted EBITDA, which includes earnings before interest, taxes, depreciation and amortization, equity-based compensation, severance, rebranding expenses, non-taxable life insurance gains, a gain on a sale of a building, and acquisition-related expenses.

						Twelve Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
(in thousands)	2020	2020	2020	2020	2021	2021
Net income***	$1.144	$1.759	$2.831	$1.905	$1.508	$8.003
Taxes	0.732	1.363	(0.673)	1.600	0.440	2.730
Interest	0.040	0.064	0.069	0.046	0.018	0.197
Depreciation and amortization	0.816	0.825	0.935	0.733	0.853	3.346
Equity-Based compensation expense	0.512	0.637	0.656	0.678	0.590	2.561
Severance	—	0.577	—	—	—	0.577
Non-taxable life insurance gain	—	(0.389)	(0.574)	(0.024)	—	(0.987)
Gain on sale of building	—	(0.824)	—	—	—	(0.824)
Other	0.129	0.022	0.070	(0.022)	0.298	0.368

Adjusted EBITDA	$3.373	$4.034	$3.314	$4.916	$3.707	$15.971

***	Net Income in the 2020 third quarter includes a $1.1 million tax benefit from a change in legislation

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